As filed with the Securities and Exchange Commission on May 30, 2007.
File No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

RARE HOSPITALITY INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

Georgia	58-1498312
(State or other jurisdiction of	(I.R.S. Employer Identification Number)
incorporation or organization)
8215 Roswell Road, Building 600, Atlanta, Georgia 30350
(770) 399-9595
(Address, including zip code, of principal executive offices)
RARE Hospitality International, Inc. Amended and Restated 2002 Long-Term Incentive Plan
(Full title of the plan)

Copy to:
Cathy D. Hampton	John B. Shannon
RARE Hospitality International, Inc.	Alston & Bird LLP
8215 Roswell Road, Building 600	One Atlantic Center
Atlanta, Georgia 30350	1201 West Peachtree Street, NW
(770) 399-9595	Atlanta, Georgia 30309
(Name, address and telephone number of agent for service)	(404) 881-7466

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Securities	Amount to	Offering Price	Aggregate	Amount of
to be Registered	be Registered	Per Share	Offering Price	Registration Fee
Common Stock, no par value	450,000 (1)	$29.30(2)	$13,185,000(2)	$404.78

(1)
Amount to be registered consists of an aggregate of 450,000 shares to be issued pursuant to the grant or exercise of awards to participants under the RARE Hospitality International, Inc. Amended and Restated 2002 Long-Term Incentive Plan (the “2002 Plan”), including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the 2002 Plan. RARE Hospitality International, Inc. has previously filed two Registration Statements on Form S-8 (SEC File Nos. 333-116316 and SEC File No. 333-97711) with respect to shares issuable under the 2002 Plan. This Registration Statement is filed to cover additional shares authorized for issuance under an amendment to the 2002 Plan.

(2)
Determined in accordance with Rule 457(h), the registration fee calculation is based on the average of the high and low prices of the RARE Hospitality International, Inc. common stock reported on the NASDAQ Global Select Market on May 24, 2007.

PART I      INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     (a) The 2002 Plan prospectus, which constitutes Part I of this registration statement, will be sent or given to participants in the 2002 Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). The 2002 Plan prospectus and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
     (b) Upon written or oral request, RARE Hospitality International, Inc. (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Cathy D. Hampton, at the address and telephone number on the cover of this Registration Statement.
PART II      INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents, filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:
     (a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2006;
     (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2006;
     (c) The description of Common Stock contained in the Company’s Registration Statement filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description;
     (d) The description of rights to purchase Series A junior participating preferred stock contained in the Company’s registration statement filed under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description; and
     (e) All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.
     Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers
     Article IX of the Company’s By-laws, as amended (“Article IX”), provides that the Company is required to indemnify and hold harmless any individual who is made a party to a threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, because he is or was a director or officer against liability incurred in the proceeding if he acted in a manner he believed in good faith to be in or not opposed to the best interests of the Company and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A person’s conduct with respect to an employee benefit plan for a purpose he believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement for indemnification.
     The Company shall not indemnify a person under Article IX in connection with (i) a proceeding by or in the right of the Company in which such person was adjudged liable to the Company, unless, and then only to the extent that a court of competent jurisdiction acting pursuant to Article IX or Section 14-2-854 of the Georgia Business Corporation Code, determines that, in view of the circumstances of the case, the indemnitee is fairly and reasonably entitled to indemnification, or (ii) any proceeding in which such person was adjudged liable on the basis that he improperly received a personal benefit, unless, and then only to the extent that, a court of competent jurisdiction acting pursuant to Article IX or Section 14-2-854 of the Georgia Business Corporation Code determines that, in view of the circumstances of the case, such person is fairly and reasonably entitled to indemnification.
     Indemnification permitted under Article IX in connection with a proceeding by or in the right of the Company shall include reasonable expenses, penalties, fines (including an excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement in connection with the proceeding, but, unless ordered by a court, shall not include judgments.
     Regardless of whether a proposed indemnitee has met the applicable standard of conduct set forth in Article IX, the Company shall not indemnify a person under Article IX for any liability incurred in a proceeding in which the person is adjudged liable to the Company or is subjected to injunctive relief in favor of the Company:
•	for any appropriation, in violation of his duties, of any business opportunity of the Company;

•	for acts or omissions which involve intentional misconduct or a knowing violation of law;

•	for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code; or for any transaction from which he received an improper personal benefit.
Item 7. Exemption from Registration Claimed
     Not applicable.

Item 8. Exhibits
     See the Exhibit Index, which is incorporated herein by reference.
Item 9. Undertakings
     (a) The undersigned Company hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement; and
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(Signatures on following page)

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 29, 2007.

RARE HOSPITALITY INTERNATIONAL, INC.

By:	/s/ Philip J. Hickey, Jr.

Philip J. Hickey, Jr. Chairman of the Board and Chief Executive Officer
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Philip J. Hickey, Jr. and W. Douglas Benn, and each of them (with full power in each to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of the, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

SIGNATURE	TITLE	DATE

/s/ Philip J. Hickey, Jr. Philip J. Hickey, Jr.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 29, 2007
/s/ W. Douglas Benn W. Douglas Benn	Executive Vice President, Finance, Chief Financial Officer and Secretary (Principal Financial Officer)	May 29, 2007
/s/ Benjamin A. Waites Benjamin A. Waites	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	May 29, 2007
/s/ Roger L. Boeve Roger L. Boeve	Director	May 29, 2007

/s/ Carolyn H. Byrd Carolyn H. Byrd	Director	May 29, 2007
/s/ Don L. Chapman Don L. Chapman	Director	May 29, 2007
James D. Dixon	Director	May ___, 2007
/s/ Dick R. Holbrook Dick R. Holbrook	Director	May 29, 2007
/s/ Lewis H. Jordan Lewis H. Jordan	Director	May 29, 2007
/s/ Eugene I. Lee, Jr. Eugene I. Lee, Jr.	President, Chief Operating Officer and Director	May 29, 2007
/s/ Ronald W. San Martin Ronald W. San Martin	Director	May 29, 2007

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of the Company, as amended (incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002)

4.2	By-Laws of the Company, as amended (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated February 20, 2007)

5.1	Opinion of Counsel

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Power of Attorney (included on signature page)

99.1	RARE Hospitality International, Inc. Amended and Restated 2002 Long-Term Incentive Plan (incorporated herein by reference to the Company’s Current Report on Form 8-K dated May 14, 2007)